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Spectrum Signal Processing Signs Licensing Agreement with UTStarcom

Burnaby, B.C., Canada – December 23, 2003– Spectrum Signal Processing Inc. (NASDAQ: SSPI / TSX: SSY), a leading provider of high performance solutions for wireless signal and packet-voice processing, today announcedthat it has licensed its aXs™.62X subsystem technology to UTStarcom on a non-exclusive basis. Spectrum expects to realize revenue from the licensing of this technology, last-time product sales, and maintenance and technical support in 2003 and the first half of 2004. UTStarcom also has the option to purchase engineering development services from Spectrum on an as-needed basis.

“Our arrangement with UTStarcom allows Spectrum to generate short-term revenue while pursuing the development of a new aXs product family. This next generation of aXs products will not incorporate Broadcom Corporation’s CALISTO™ technology, but another leading-edge processor,” stated Pascal Spothelfer, Spectrum’s President and CEO. “Our next-generation aXs products will be fully pin and code compatible with our current aXs.62X products, giving our customers a seamless migration path.”

“We are currently engaging customer prospects and existing customers such as UTStarcom with respect to our next generation product opportunities, however, we are also evaluating the future of our packet-voice group in the context of our strategic alternatives process,” Mr. Spothelfer added.

About aXs Packet-Voice Processing Subsystems
Spectrum’s aXs packet-voice processing subsystems are pre-programmed board-level products that perform voice and packet processing for high-density voice gateways. aXs solutions offer industry-leading call densities and are fully customizable to meet the specific requirements of gateway vendors.

About UTStarcom Inc.
UTStarcom is a global leader in IP access networking solutions and international service and support. The company sells its wireline, wireless, optical and switching solutions to operators in both fast growth and established telecommunications markets around the world. UTStarcom enables its customers to rapidly deploy revenue-generating access services using their existing infrastructure, while providing a migration path to cost-efficient end-to-end IP networks. Founded in 1991 and headquartered in Alameda, California, the company has research and design operations in New Jersey, China, and India. For more information about UTStarcom, visit the company's Web site at www.utstar.com.

About Spectrum Signal Processing Inc.
Spectrum Signal Processing designs, develops and markets high performance wireless signal processing and packet-voice processing platforms for use in defense and communications infrastructure equipment. Spectrum’s optimized hardware, software and chip technology work together to collect, compress and convert voice and data signals. Leveraging its 17 years of design expertise, Spectrum provides its customers with faster time to market and lower costs by delivering highly flexible, reliable and high-density solutions. Spectrum subsystems are targeted for use in government intelligence, surveillance and communications systems, satellite hubs, cellular base stations, media gateways and next-generation voice and data switches. More information on Spectrum and its flexComm™  and aXs product lines is available at www.spectrumsignal.com.

This news release contains forward-looking statements related to the licensing of the Spectrum Signal Processing Inc. aXs product line to UTStarcom Inc. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements involve risks and uncertainties, including the timely development and acceptance of Spectrum’s new products, the impact of competitive products and pricing, availability of components, changing market conditions and the other risks detailed from time to time in other company filings.  Actual results may differ materially from those projected.  These forward-looking statements represent the company’s judgment as of the date of this release and Spectrum may or may not update these forward-looking statements in the future. Readers are referred to Spectrum’s assumptions and risk factors set out in the most current Form 20-F filed with the Securities and Exchange Commission and the British Columbia Securities Commission.

™flexComm and aXs are trademarks of Spectrum Signal Processing Inc.
™CALISTO is a trademark of Broadcom Corporation.

Spectrum Contacts:
Tim Botham	Liza Aboud
Technical and Trade Media	Business Media and Investor Relations
Phone: 604-421-5422 ext. 167	Phone: 604-421-5422 ext 152
Email: tim_botham@spectrumsignal.com	Email: liza_aboud@spectrumsignal.com